(h)(6)

               FORM OF MASTER TRANSFER AND RECORDKEEPING AGREEMENT

      MASTER TRANSFER AND RECORDKEEPING AGREEMENT made as of the ___day of May, 2007 by and between each of the parties listed on Exhibit A which is attached hereto and made a part hereof (each a "Fund" or "Funds"), each for itself and not jointly, each having its principal place of business at 749 Davis Street, San Leandro, CA 94577, and Evergreen Service Company, LLC ("ESC"), having its principal place of business at 200 Berkeley Street, Boston, Massachusetts 02116.

                           W I T N E S S E T H T H A T

      WHEREAS, each Fund desires ESC to perform certain services for the Fund, and ESC is willing to perform such services.

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, each party, for itself and not jointly, agrees as follows:

      1. ADDITIONAL PARTIES - Any other registered investment company for which Atlas Advisors, Inc. or one of its affiliates serves as investment adviser, trustee or manager may become a Fund party to this Agreement, for itself and not jointly, by giving written notice to ESC that it has elected to become a Fund party hereto, to which election ESC has given its written consent.

      2. SERVICES - ESC shall perform for each Fund the services set forth on Exhibit B which is attached hereto and made a part hereof. ESC shall also perform for each Fund, without additional charge, any services which it customarily performs in the ordinary course of business without additional charge for the investment companies for which ESC acts as transfer agent, dividend disbursing agent, or shareholder servicing and recordkeeping agent.

      ESC shall perform such other services in addition to those set forth on Exhibit B hereto as a Fund shall request in writing. Any of the services to be performed hereunder, and the manner in which such services are to be performed, shall be changed only pursuant to a written agreement signed by the parties hereto.

      ESC will undertake no activity which, in its judgment, will adversely affect the performance of its obligations to a Fund under this Agreement.

      3. FEES - Each Fund shall pay ESC for the services to be performed pursuant to this Agreement in accordance with and in the manner set forth with respect to such Fund on Exhibit C attached hereto and made a part hereof.

      4. EFFECTIVE DATE - This Agreement shall become effective as of the date set forth above and shall become effective as to each Fund which gives written notice to ESC pursuant to Paragraph 1 hereof that it elects to become a party hereto as of the date of such notice.

      5. TERM - This Agreement shall be in effect until terminated in accordance with Section 17 hereof.

      6. USE OF ESC'S NAME - The Funds will not use ESC's name in any sales literature or other material in a manner not approved by ESC in writing before such use, unless a similar use was previously approved. Notwithstanding the foregoing, ESC hereby consents to all uses of ESC's name which merely refer in accurate terms to ESC's appointments hereunder or which are required by the Securities and Exchange Commission or a state securities commission, and provided, further, that in no case will such approval be unreasonably withheld or delayed.

      7. STANDARD OF CARE - ESC shall at all times use its best efforts and act in good faith and in a non-negligent manner in performing all services pursuant to this Agreement.

      8. UNCONTROLLABLE EVENTS - ESC shall not be liable for damage, loss of data, delays or errors occurring by reason of circumstances beyond its control, including, but not limited to, acts of civil or military authority, national emergencies, fire, flood or catastrophe, acts of God, insurrection, war, riots, or failure of transportation, communication or power supply. However, ESC shall keep in a separate and safe place additional copies of all records required to be maintained pursuant to this Agreement or additional tapes or discs necessary to reproduce all such records. Furthermore, at all times during this Agreement, ESC shall maintain an arrangement whereby ESC will have a backup computer facility available for its use in providing the services required hereunder in the event circumstances beyond ESC's control result in ESC not being able to process the necessary work at its principal computer facility. ESC shall, from time to time, upon request from any Fund provide written evidence and details of its arrangement for obtaining the use of such a backup computer facility. ESC shall use reasonable care to minimize the likelihood of all damage, loss of data, delays and errors resulting from an uncontrollable event. Should such damage, loss of data, delays or errors occur, ESC shall use its best efforts to mitigate the effects of such occurrence. Representatives of each Fund shall be entitled to inspect the ESC premises and operating capabilities within reasonable business hours and upon reasonable notice to ESC.

      9. INDEMNIFICATION - Each Fund shall indemnify and hold ESC, its employees and agents harmless against any losses, claims, damages, judgments, liabilities or expenses (including reasonable counsel fees and expenses) resulting from (1) transactions which occurred prior to the date ESC began serving as Transfer Agent to the Fund; (2) action taken or permitted by ESC in good faith with due care and without negligence in reliance upon instructions received from such Fund in accordance with Section 10 hereof or with respect to a Fund upon the opinion of counsel for the Fund, as to anything arising in connection with its performance under this Agreement; or (3) any act done or suffered by ESC with respect to a Fund in good faith with due care and without negligence in connection with its performance under this Agreement in reliance upon any instruction, order, stock certificate or other instrument reasonably believed by it to be genuine and to bear the genuine signature of any person or persons authorized to sign, countersign, or execute same, and which complies with all applicable requirements of the Fund's current prospectus(es) and statement of additional information, this Agreement and instructions and other governing documents provided to ESC by the Fund. For purposes of this indemnification, it is specifically agreed that if any instruction received by ESC in accordance with Section 10 hereof differs from the requirements set forth in the Fund's current prospectus(es) or statement of additional information then, with regard to that difference, the instruction, order, stock certificate or other instrument relied upon by ESC, ESC need only comply with such instruction (and not the current prospectus(es) or statement of additional information).


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

       In the event that ESC requests any Fund to indemnify or hold it harmless hereunder, ESC shall use its best efforts to inform the Fund of the relevant facts concerning the matter in question. ESC shall use reasonable care to identify and promptly notify a Fund concerning any matter which ESC believes may result in a claim for indemnification against such Fund, and shall notify the Fund within seven days of notice to ESC of the filing of any suit or other legal action or the institution by a government agency of any administrative action or investigation against ESC which involves its duties under this Agreement. Each Fund shall have the election of defending ESC against any claim with respect to such Fund which may be the subject of indemnification or holding it harmless hereunder. In the event a Fund so elects, it will so notify ESC. Thereupon the Fund shall take over defense of the claim, and, if so requested by a Fund, ESC shall incur no further legal or other expenses related thereto for which it shall be entitled to indemnity or holding harmless hereunder; provided, however, that nothing herein shall prevent ESC from retaining counsel to defend any claim at ESC's own expense.

      Except with the prior written consent of a Fund, ESC shall in no event confess any claim or make any compromise in any matter in which such Fund will be asked to indemnify or hold ESC harmless hereunder. ESC shall be without liability to a Fund with respect to anything done or omitted to be done in accordance with the terms of this Agreement or instructions properly received pursuant hereto if done in good faith and without negligence or willful or wanton misconduct. In no event shall ESC be liable for consequential damages, lost profits, or other special damages, even if ESC has been informed of the possibility of such damage or loss by the Fund or by third parties.

      Notwithstanding the foregoing, ESC shall be liable to each Fund for any damage or losses suffered by such Fund as a result of a delay or negligence on the part of ESC in processing a purchase or liquidation transaction or in making payment to a shareholder of such Fund; it being agreed that, without in any way limiting ESC's liability for other transactions hereunder, that such damages shall not be deemed to be consequential or special.

10. INSTRUCTIONS - ESC shall comply with all instructions issued by a Fund in the form prescribed below which are permitted or required under Exhibit B attached hereto. Whenever ESC takes action hereunder pursuant to instructions from a Fund, ESC shall be entitled to rely upon such instructions only when such instructions are signed by the President or Treasurer of the Fund or by an individual designated in writing by the President or Treasurer as a person authorized to give instructions hereunder. A Fund may waive the requirement that all instructions be in writing, if such waiver defines the occurrences not requiring written instruction, indicates the persons authorized to give such non-written instructions, and is signed by one of the persons pursuant to the immediately preceding sentence of this Section 10. In the event ESC obtains a Fund's written waiver, it may rely on non-written instructions received pursuant thereto.


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

11. CONFIDENTIALITY - ESC agrees to treat as confidential all records and other information relative to a Fund and the Fund's shareholders. ESC, on behalf of itself and its employees, agrees to keep confidential all such information, except, after prior notification to and approval by a Fund (which approval shall not be unreasonably withheld and may not be withheld where ESC may be exposed to civil or criminal contempt proceedings) when requested to divulge such information by duly constituted authorities or when requested by a shareholder of a Fund seeking information about his own or an appropriately related account.

12. REPORTS - ESC will furnish to each Fund and to properly authorized auditors, examiners, investment companies, dealers, salesmen, insurance companies, transfer agents, registrars, investors, and others designated by each Fund in writing, such reports at such times as are prescribed for each service in Exhibit B.

13. RIGHT OF OWNERSHIP - ESC agrees that all records and other data received, computed, developed, used and/or stored pursuant to this Agreement are the exclusive property of each respective Fund and that all such records and other data will be furnished without additional charge to a Fund in available machine readable data form immediately upon termination of this Agreement with respect to such Fund for any reason whatsoever. Furthermore, upon a Fund's request at any time or times while this Agreement is in effect, ESC shall deliver to such Fund, at the Fund's expense, any or all of the data and records held by ESC pursuant to this Agreement, in the form as requested by the Fund. On the effective date of termination of this Agreement with respect to a Fund or, if later, on the date a Fund ceases to use ESC's services, ESC will promptly return to the Fund any and all records and other data belonging to the Fund free of any claim or retention of rights by ESC.

14. REDEMPTION OF SHARES - The parties hereto agree that ESC shall process liquidations, redemptions or repurchases of shares of each Fund, as the agent for such Fund, in the manner described in the then current prospectus(es) and statement of additional information for the Fund. Notwithstanding the foregoing, ESC shall be liable for any losses, damages, claims or expenses resulting from ESC's failure to obtain the appropriate signature guarantee with regard to any redemption or transfer processed by ESC even if the current prospectus(es) or statement of additional information authorizes ESC to waive the requirement of a signature guarantee unless ESC is authorized in writing by an appropriate party to waive such a requirement.

15. SUBCONTRACTING - Each Fund may require that ESC, or ESC may, with the prior written consent of such Fund, subcontract with one or more of its affiliated or other persons to perform all or part of its obligations hereunder, provided, however, that, notwithstanding any such subcontract, ESC shall be fully responsible to each Fund hereunder.

16. ASSIGNMENT - This Agreement and the rights and duties hereunder shall not be assignable by ESC or any of the Fund parties hereto except by the specific written consent of the other party.

17. TERMINATION - This Agreement may be terminated with respect to a Fund on such date on which ESC has given such Fund not less than 180 days prior written notice or on which such Fund has given ESC not less than 60 days prior written notice. Upon such termination, ESC will use its best efforts to cooperate and assist in accomplishing a timely, efficient and accurate conversion to the person or firm which will provide the services described hereunder. This Agreement may be terminated by any Fund without the payment of any penalty, forfeiture, compulsory buyout amount or performance of any other obligation which could deter termination; provided, however, that for the purpose of this
Section 17 any amount due under Section 3 of this Agreement which is undisputed is not considered a penalty, forfeiture, compulsory buyout amount or performance of any other obligation which could deter termination.


                                    4 of 12

      This Agreement may be terminated with respect to a Fund after written notice to ESC by the Fund if there is a material breach or violation of this Agreement or if ESC fails to perform any of its obligations under this Agreement and the failure continues for more than 30 days after the Fund gives notice of the failure to ESC or bankruptcy or insolvency proceedings of any nature are instituted by or against ESC.

18. INSURANCE - ESC shall maintain throughout the term of this Agreement a fidelity bond(s) in an amount in excess of the minimum amount required to be obtained by the Funds which are parties hereto pursuant to Rule 17g-1 under the Investment Company Act of 1940 (the "1940 Act") covering the acts of its officers, employees or agents in performing any and all of the services required to be performed hereunder. ESC agrees to promptly notify each Fund in writing of any material amendment or cancellation of such bond(s). ESC shall at such times as the Fund may request, but at least once each year, notify each Fund of any claims made pursuant to such bond(s).

19. AMENDMENT - This Agreement may be amended at any time by an instrument in writing executed by both ESC and any Fund which is a party hereto, or each of their respective successors, provided that any such amendment will conform to the requirements set forth in the 1940 Act and the rules and regulations thereunder.

20. NOTICE - Any notice shall be sufficiently given when sent by registered or certified mail to any party at the address of such party set forth above or at such other address as such party may from time to time specify in writing to the other party.

21. SECTION HEADINGS - Section headings are included for convenience only and are not to be used to construe or interpret this Agreement.

22. INTERPRETIVE PROVISIONS - In connection with the operation of this Agreement, ESC and one or more of the Funds may agree with respect to such Funds and ESC from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as may in their combined opinion be consistent with the general tenor of this Agreement. Furthermore, ESC and such Fund(s) may agree to add to, delete from or change the services set forth with respect to such Fund(s) in Exhibit B of the Agreement. Each such interpretive or additional provision, and each addition, deletion or change is to be signed by all parties affected and annexed hereto, and no such provision, addition, deletion or change shall contravene any applicable federal or state law or regulation and no such provision, addition, deletion or change shall be deemed to be an amendment of any provision of this Agreement with the exception of Exhibit B hereto.


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

23. GOVERNING LAW - This Agreement shall be governed by and its provisions shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

24. DELAWARE STATUTORY TRUST - Each of the Funds listed on Exhibit A attached hereto is a Delaware statutory trust established under an Agreement and Declaration of Trust. The obligations of such Funds are not personally binding upon, nor shall recourse be had against the private property of, any of the Trustees, shareholders, officers, employees or agents of the Funds, but only the property of such Funds shall be bound.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

EVERGREEN SERVICE COMPANY, LLC


By:
    -----------------------------------
      Name:
      Title:


On behalf of the Funds listed on Exhibit A


By:
    -----------------------------------
      Name:
      Title:


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

                                                              As of May __, 2007
                                    EXHIBIT A

Atlas Funds, a Delaware Statutory Trust consisting of the following series:

            Atlas Dual Focus Fund
            Atlas Emerging Growth Fund
            Atlas Global Growth Fund
            Atlas Growth Opportunities Fund
            Atlas Independence Eagle Bond Fund
            Atlas Independence Flagship Fund
            Atlas Independence Star Spangled Fund
            Atlas S&P 500 Index Fund
            Atlas Strategic Growth Fund
            Atlas Value Fund
            Atlas American Enterprise Bond Fund
            Atlas California Municipal Bond Fund
            Atlas National Municipal Bond Fund
            Atlas Strategic Income Fund
            Atlas U.S. Government and Mortgage Securities Fund
            Atlas California Municipal Money Fund
            Atlas Money Market Fund

Atlas Insurance Trust, a Delaware Statutory Trust consisting of the following series:

      Atlas Balanced Growth Portfolio


                                    7 of 12

                                    EXHIBIT B

      The services provided for in this Agreement shall be performed by ESC, or any agent appointed by ESC pursuant to Section 15 of this Agreement, under the name of Evergreen Service Company, LLC (ESC) and this name or any similar name or logo will not be used by ESC or its agents for any purposes other than those related to this Agreement or to any other agreement which ESC may enter into with any of the Fund (s) or with companies affiliated with the Fund (s).

      The offices of ESC shall be open to perform the services pursuant to this Agreement on all days when the Fund is open to transact business.

      ESC will perform all services normally provided to investment companies such as the Fund(s), and the quality of such services shall be equal to or better than that provided to the other investment companies serviced by ESC. With respect to each Fund, by way of illustration, but not limitation, these services will include:

      1. Establishing, maintaining, safeguarding and reporting on shareholder account information and account histories, (including registration, name and address recorded in generally accepted form, dealer, representative, branch, and territory information, mailing address, distribution address, various codes and specific information relating to (if applicable); withdrawal plans, letters of intent, systematic investing, insured redemptions plans, account groupings for rights of accumulation discount processing, and for account group reporting for plan accounts and other accounts grouped for master sub-account reporting.)

      2. Recording and controlling shares outstanding in certificate ("issued") and non- certificate ("unissued") form.

      3. Maintaining a record for each certificate issued to include certificate number, account number, issued date, number of shares, canceled date or stop date, where appropriate.

      4. Reconciling the number of outstanding shares of each Fund on a daily basis with the Fund and the Fund's custodian, promptly correcting any differences noted.

      5. Establishing and maintaining a trade file on behalf of each Fund based on trade information furnished to the transfer agent by the Fund or its distributors.

      6. Accepting and processing direct cash investments however received and investing such investments promptly in shareholder accounts.

      7. Passing upon the adequacy of documents properly endorsed and guaranteed submitted by or on behalf of a shareholder to transfer ownership or redeem shares.

      8.    Transferring ownership of shares upon the books of each Fund.


                                    8 of 12

      9. Redeeming shares and preparing and mailing redemption checks or wire proceeds as instructed.

      10. Preparing and promptly mailing account statements to the shareholder or such other authorized address and, when appropriate, as instructed by a Fund, to the dealer or dealer branch, whenever transaction activity effecting share balances are posted to a Fund account that is of the type that should receive such statement.

      11.   Checking surrendered certificates for stop transfer instructions.

      12.   Canceling certificates surrendered.

      13. Maintaining and updating a stop transfer file, promptly placing stop transfer codes upon notification of possible loss, destruction or disappearance of a certificate. Upon receipt of proper documentation obtaining necessary insurance forms and issuing replacement certificates.

      14. Balancing outstanding shares of record with the custodian prior to each distribution and calculating and paying or reinvesting distributions to shareholders of record and to open trade receivables and free stock.

      15. Processing exchanges of shares of one Fund or Portfolio for another, calculating proper sales charges and collecting fees as required.

      16. Processing withdrawal plan liquidations according to plan instructions.

      17. Reporting to each Fund and its custodian daily the capital stock activities and dollar amounts of transactions.

      18. Promptly answering inquiries from shareholders, dealers, Fund personnel, and others as requested in accordance with the terms of this Agreement as to account matters, referring policy or investment matters to the Fund.

      19. Mailing reports and special mailings, as directed by a Fund, to all shareholders or selected holders or dealers.

      20. Providing services with regard to the annual or special meetings of a Fund, including preparation and timely mailing of proxy material to shareholders of record and others as directed by the Fund, and receiving, examining and recording all properly executed proxies and performing such follow-up as required by the Fund.

      21. Providing periodic listings and tallies of shareholder votes and certifying the final tally.


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

      22. Providing an inspector of elections at the annual or any special meetings of a Fund.

      23. Maintaining tax information for each account, deducting amounts where required and furnishing to a Fund, its shareholders, dealers and, when appropriate, regulatory bodies, the necessary tax information, all in compliance with the various applicable laws.

      24. Maintaining records of account and distribution information for checks and confirmations returned as undeliverable by the Post Office.

      25. Maintaining records and reporting sales information for Blue Sky reporting purposes.

      26. Calculating and processing Fund mergers or stock dividends, as directed by a Fund.

      27. Maintaining all Fund records as required by state, federal, or securities laws.

      28.   Reconciling all investment, distribution and redemption accounts.

      29. Providing for the replacement of uncashed distribution or redemption checks.

      30. Making available to a Fund and its distributors at their locations devices which will provide immediate electronic access to computerized records maintained for a Fund.

      31. Providing space and such technical expertise as may be required to enable a Fund and its properly authorized auditors, examiners and others designated by the Fund in writing to properly understand and examine all books, records, computer files, microfilm and other items maintained pursuant to this Agreement, and to assist as required in such examination.


      32. Mailing prospectuses to existing accounts on receipt of the first direct investment transaction after a new prospectus has been issued by a Fund.


      33. Maintaining information, performing the necessary research and producing reports required to comply with all applicable state escheat or abandoned property laws.

      34.   Implementing and operating the Funds' anti-money laundering program.

      35.   Monitoring compliance with prospectus rules and regulations.


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

With respect to each Fund, the Transfer Agent will produce reports as requested by a Fund including, but not limited to, the following:

      Shareholder Account Confirmation                   As required

      Redemption Checks                                  When redemption is made


      Withdrawal plan payment checks                     On payment cycle

      Distribution checks                                As required

      Name and address labels
      (per account registration)                         As requested

      Proxy                                              When required

      1099                                               Annually

      1042-S                                             Annually

      Transaction journals                               Daily

      Record date position control                       Daily

      Daily and (monthly) cash proof                     Daily

      Daily and (monthly) share proof                    Daily

      Daily master control                               Daily

      Blue Sky exception                                 Daily

      Blue Sky master list                               Monthly and whenever a
                                                         new permit is issued
                                                         by a state

      Blue Sky sales report                              Cycle as designated in
                                                         advance by distributor

      Check register                                     Daily

      Account information reports                        When requested

      (Monthly) Cumulative                               Monthly
      transaction


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

      New account list                                   Monthly

      Shareholder master list                            When requested

      Sales by State                                     Monthly

      Activities statistics                              Monthly

      Distribution journals                              As required

      Proxy tallies and vote listings                    When requested

      Withdrawal plan account check                      Monthly
      reconciliation

      Dividend account check                             As required
      reconciliation


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